                                                                               .
                                                                               .
                                                                               .

EXHIBIT 99.3. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm                            44
Consolidated Balance Sheets as of September 30, 2004 and 2003                      45
Consolidated Statements of Operations for the three years ended September 30,      46
2004, 2003 and 2002
Consolidated Statements of Changes in Stockholders' Equity for the three years     47
ended September 30, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the three years ended September 30,      48
2004, 2003 and 2002
Notes to Consolidated Financial Statements                                         50

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Brooks Automation, Inc.:

      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Brooks Automation, Inc. and its subsidiaries at September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 3, 2004, except for the second
paragraph of Note 2 and Note 20, as
to which the date is August 24, 2005

                             BROOKS AUTOMATION, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                                    2004            2003
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE DATA)
                                 ASSETS
Current assets
     Cash and cash equivalents                                  $    193,281    $    124,999
     Marketable securities                                            62,086           4,482
     Accounts receivable, net                                        122,889          69,082
     Inventories                                                      71,614          52,673
     Current assets from discontinued operations                       1,403             857
     Prepaid expenses and other current assets                         9,862          17,920
                         Total current assets                        461,135         270,013
Property, plant and equipment, net                                    58,507          64,618
Long-term marketable securities                                       73,743          69,651
Goodwill                                                              62,034          62,373
Intangible assets, net                                                 6,929          10,569
Non-current assets from discontinued operations                          303           6,816
Other assets                                                           8,388           9,205
                         Total assets                           $    671,039    $    493,245
     LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities
     Current portion of long-term debt                          $         11    $         98
     Accounts payable                                                 44,771          26,583
     Deferred revenue                                                 34,476          33,373
     Accrued warranty and retrofit costs                              11,946          11,809
     Accrued compensation and benefits                                25,523          14,649
     Accrued retirement benefit                                        9,899           9,899
     Accrued restructuring costs                                       6,654          10,908
     Accrued income taxes payable                                     16,015          10,165
     Current liabilities from discontinued operations                    674             693
     Accrued expenses and other current liabilities                   17,029          16,680
                         Total current liabilities                   166,998         134,857
Long-term debt                                                       175,014         175,025
Accrued long-term restructuring                                       13,536          18,359
Other long-term liabilities                                            1,678           1,467
                         Total liabilities                           357,226         329,708
Commitments and contingencies (Note 19)
Minority interests                                                       918             707
Stockholders' equity
     Preferred stock, $0.01 par value, 1,000,000 shares                   --              --
     authorized, 1 share issued and outstanding
     Common stock, $0.01 par value, 100,000,000 shares                   447             373
     authorized, 44,691,844 and 37,266,181 shares issued and
     outstanding at September 30, 2004 and 2003, respectively
     Additional paid-in capital                                    1,233,526       1,102,215
     Deferred compensation                                               (24)         (1,014)
     Accumulated other comprehensive income                           12,359          12,390
     Accumulated deficit                                            (933,413)       (951,134)
                         Total stockholders' equity                  312,895         162,830
                         Total liabilities, minority            $    671,039    $    493,245
                         interests and stockholders' equity

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             BROOKS AUTOMATION, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                 2004            2003            2002
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
     Product                                                 $    399,722    $    225,081    $    204,950
     Services                                                     135,331         115,011          95,588
               Total revenues                                     535,053         340,092         300,538
Cost of revenues
     Product                                                      241,195         167,547         147,997
     Services                                                      91,065          69,747          70,063
               Total cost of revenues                             332,260         237,294         218,060
Gross profit                                                      202,793         102,798          82,478
Operating expenses
     Research and development                                      65,821          71,638          75,055
     Selling, general and administrative                           87,074          95,598          99,744
     Amortization of acquired intangible assets                     3,663           4,654          19,686
     Goodwill impairment charges                                       --          39,951         334,184
     Asset impairment charges                                          --              --         140,180
     Restructuring and acquisition-related charges                  5,356          46,257          35,032
               Total operating expenses                           161,914         258,098         703,881
Income (loss) from continuing operations                           40,879        (155,300)       (621,403)
Interest income                                                     4,984           4,067           9,840
Interest expense                                                    9,492          10,042          10,290
Other expense (income), net                                           911          16,267            (856)
Income (loss) from continuing operations before income             35,460        (177,542)       (620,997)
taxes and minority interests
Income tax provision                                                8,053           4,906          92,816
Income (loss) from continuing operations before minority           27,407        (182,448)       (713,813)
interests
Minority interests in income (loss) of consolidated                   211             214            (274)
subsidiaries
Income (loss) from continuing operations                           27,196        (182,662)       (713,539)
Loss from discontinued operations, net of tax                      (9,475)         (3,098)         (6,415)
Net income (loss)                                            $     17,721    $   (185,760)   $   (719,954)

Basic income (loss) per share from continuing operations     $       0.63    $      (4.97)   $     (27.65)
Basic income (loss) per share from discontinued operations          (0.22)          (0.08)          (0.25)
Basic income (loss) per share                                $       0.41    $      (5.05)   $     (27.90)

Diluted income (loss) per share from continuing operations   $       0.63    $      (4.97)   $     (27.65)
Diluted income (loss) per share from discontinued                   (0.22)          (0.08)          (0.25)
operations
Diluted income (loss) per share                              $       0.41    $      (5.05)   $     (27.90)

Shares used in computing earnings (loss) per share
     Basic                                                         43,006          36,774          25,807
     Diluted                                                       43,469          36,774          25,807

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             BROOKS AUTOMATION, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                           ACCUMULATED
                           COMMON     COMMON    ADDITIONAL                                    OTHER                       TOTAL
                            STOCK    STOCK AT    PAID-IN       DEFERRED    COMPREHENSIVE  COMPREHENSIVE  ACCUMULATED  STOCKHOLDERS'
                           SHARES    PAR VALUE   CAPITAL     COMPENSATION  INCOME (LOSS)  INCOME (LOSS)    DEFICIT       EQUITY
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE SEPTEMBER 30,    18,903,165  $    189   $  471,991     $     (5)                     $(2,586)     $ (45,420)    $ 424,169
2001
Shares issued under         429,928         4        8,025                                                                  8,029
stock option and
purchase plans
Common stock issued in   16,866,240       169      537,561                                                                537,730
acquisitions
Stock options                                       77,149                                                                 77,149
converted in
acquisitions
Deferred compensation                                           (15,209)                                                  (15,209)
Amortization of                                                   1,793                                                     1,793
deferred compensation
Comprehensive income
(loss):
     Net loss                                                                $(719,954)                    (719,954)     (719,954)
     Currency                                                                    3,807         3,807                        3,807
     translation
     adjustments
     Unrealized loss                                                            (9,279)       (9,279)                      (9,279)
     on investment in
     Shinsung
          Comprehensive                                                      $(725,426)
          loss
BALANCE SEPTEMBER 30,    36,199,333       362    1,094,726      (13,421)                      (8,058)      (765,374)      308,235
2002
Shares issued under         545,172         6        6,128                                                                  6,134
stock option and
purchase plans
Common stock issued in      521,676         5        5,257                                                                  5,262
acquisitions
Deferred compensation                               (3,896)       3,896                                                        --
Amortization of                                                   8,511                                                     8,511
deferred compensation
Comprehensive income
(loss):
     Net loss                                                                $(185,760)                    (185,760)     (185,760)
     Currency                                                                   10,625        10,625                       10,625
     translation
     adjustments
     Unrealized gain                                                               544           544                          544
     on marketable
     securities
     Unrealized gain                                                             9,279         9,279                        9,279
     on investment in
     Shinsung
          Comprehensive                                                      $(165,312)
          loss
BALANCE SEPTEMBER 30,    37,266,181       373    1,102,215       (1,014)                      12,390       (951,134)      162,830
2003
Shares issued under         487,161         5        5,917                                                                  5,922
stock option and
purchase plans
Common stock offering     6,900,000        69      124,213                                                                124,282
Common stock issued in       38,502        --        1,181                                                                  1,181
acquisitions
Amortization of                                                     990                                                       990
deferred compensation
Comprehensive income
(loss):
     Net income                                                              $  17,721                       17,721        17,721
     Currency                                                                      928           928                          928
     translation
     adjustments
     Unrealized loss                                                              (959)         (959)                        (959)
     on marketable
     securities
          Comprehensive                                                      $  17,690
          income
BALANCE SEPTEMBER 30,    44,691,844    $  447   $1,233,526     $    (24)                     $12,359      $(933,413)    $ 312,895
2004

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             BROOKS AUTOMATION, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED SEPTEMBER 30,
                                                           2004            2003            2002
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                      $     17,721    $   (185,760)   $   (719,954)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
          Depreciation and amortization                      17,541          30,972          37,402
          Impairment of assets                                7,421          46,012         479,253
          Compensation expense related to common              1,762           9,365           1,794
          stock options and stock based compensation
          expense
          Impairment/loss on disposal of Shinsung                --          14,568              --
          Deferred income taxes                                  --              --          96,748
          Amortization of debt discount and issuance            839             839             628
          costs
          Minority interests                                    211             214            (274)
          Loss on disposal of long-lived assets                 505           4,870           1,720
          Changes in operating assets and
          liabilities, net of acquired assets and
          liabilities:
                      Accounts receivable                   (53,960)         20,191          43,241
                      Inventories                           (17,744)         25,468          16,418
                      Prepaid expenses and other              8,376          (2,035)          3,876
                      current assets
                      Accounts payable                       17,967          (3,960)         (2,494)
                      Deferred revenue                          (91)          7,383           1,928
                      Accrued warranty and retrofit             231          (6,813)          7,249
                      costs
                      Accrued compensation and               10,621          (3,961)         (4,336)
                      benefits
                      Accrued restructuring costs            (9,123)         (4,454)         (4,469)
                      Accrued expenses and other              6,578          (1,229)        (14,389)
                      current liabilities
                                  Net cash provided           8,855         (48,330)        (55,659)
                                  by (used in)
                                  operating
                                  activities
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets                                    (8,203)        (13,810)        (23,660)
Acquisition of businesses, net of cash acquired                  --             400         (16,195)
Proceeds from sale of business line                              --             550              --
Purchases of marketable securities                         (231,687)        (74,878)        (74,559)
Sale/maturity of marketable securities                      169,141         121,729         123,599
Proceeds from sale of long-lived assets                          --           8,420              57
(Increase) decrease in other assets                              --           1,182             968
                                  Net cash provided         (70,749)         43,593          10,210
                                  by (used in)
                                  investing
                                  activities

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                 2004            2003            2002
                                                                             (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                               --             153              --
Payments of long-term debt and capital lease obligations              (98)           (119)           (587)
Proceeds from issuance of common stock, net of issuance           130,203           6,134           8,029
costs
            Net cash provided by financing activities             130,105           6,168           7,442
Effects of exchange rate changes on cash and cash                      71          (1,729)          3,065
equivalents
Net increase (decrease) in cash and cash equivalents               68,282            (298)        (34,942)
Cash and cash equivalents, beginning of year                      124,999         125,297         160,239
Cash and cash equivalents, end of year                       $    193,281    $    124,999    $    125,297
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest                       $      8,653    $      9,200    $      8,560
Cash paid (received) during the year for income taxes, net   $      2,237    $      6,100    $     (5,339)
of refunds
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING
ACTIVITIES
Settlement of notes related to acquisitions in exchange      $         --    $         --    $     17,750
for common stock

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             BROOKS AUTOMATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS

      Brooks Automation, Inc. ("Brooks" or the "Company") is a leading supplier of automation products and solutions primarily serving the worldwide semiconductor market. Brooks supplies hardware, software and services to both chip manufacturers and original equipment manufacturers, or OEMs, who make manufacturing equipment for making semiconductor devices. Brooks has offerings ranging from hardware and software modules to fully integrated systems and system integration services to deploy its products on a world-wide basis. Although Brooks' core business addresses the increasingly complex automation requirements of the global semiconductor industry, Brooks is also focused on providing automation solutions for a number of related industries, including flat panel display manufacturing, data storage and other complex manufacturing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All intercompany accounts and transactions are eliminated.

      An effort to sell the Company's Specialty Equipment and Life Sciences division ("SELS"), formerly known as IAS, which provides standard and custom automation technology and products for the semiconductor, photonics, life sciences and certain other industries to a third party in October 2004 did not result in a definitive purchase and sale agreement and, as a result, the Company began to wind down operations in SELS during the second fiscal quarter of 2005. In June 2005, the Company signed definitive purchase and sale agreements to sell substantially all the assets of SELS. Effective June 2005, the Company's consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (see Note 20).

      On May 16, 2003, the Company sold 81% of the common stock of Brooks-PRI Automation (Switzerland) GmbH ("Brooks Switzerland") for $1.3 million, less $0.8 million of cash held by Brooks Switzerland on that date. Brooks Switzerland held the technology and assets associated with the former Tec-Sem A.G. ("Tec-Sem") acquisition on October 9, 2001. The Company retained a 19% equity interest in Brooks Switzerland and retained ownership of certain technology associated with semiconductor lithography. The Company accounts for this equity interest under the equity method of accounting.

      On October 9, 2002, the Company acquired Microtool, Inc. ("Microtool"), a Colorado Springs, Colorado company that provides service diagnostics for the 200mm and 300mm equipment markets. This transaction was recorded using the purchase method of accounting in accordance with Financial Accounting Standards Board Statement No. 141, "Business Combinations" ("FAS 141").

      On July 3, 2002, the Company acquired Hermos Informatik GmbH ("Hermos"), from its parent, The Hermos Group. Hermos, located in Germany, is a provider of wafer carrier ID readers for the 300mm market. On May 14, 2002, the Company completed the acquisition of PRI Automation, Inc. ("PRI"). PRI, principally located in Billerica, Massachusetts and Mountain View, California, supplies advanced factory automation systems equipment, software and services that optimize the productivity of semiconductor and precision electronics manufacturers, as well as OEM process tool manufacturers. On February 15, 2002, the Company acquired substantially all of the assets of Intelligent Automation Systems, Inc. and IAS Products, Inc. (collectively, "IAS"), two privately held companies affiliated with each other, previously located in Cambridge, Massachusetts. IAS provides standard and custom automation technology and products for the semiconductor, photonics, life sciences and certain other industries. On December 15, 2001, the Company acquired Fab Air Control ("Fab Air"), a Massachusetts company that develops exhaust control and airflow management systems for the semiconductor industry. On December 13, 2001, the Company acquired the Automation Systems Group of Zygo Corporation ("Zygo"). Zygo, previously located in Florida, is a manufacturer of reticle automation systems, including reticle sorters, reticle macro inspection systems and reticle handling solutions for the semiconductor industry. On October 9, 2001, the Company acquired 90% of the capital stock of Tec-Sem A.G. ("Tec-Sem"), a Swiss company, and subsequently exercised an option to acquire the remaining 10% of Tec-Sem's capital stock during March 2002. Tec-Sem is a manufacturer of bare reticle stockers, tool buffers and batch transfer systems for the semiconductor industry. As described above, Tec-Sem was subsequently sold in May 2003. On October 5, 2001, the Company acquired substantially all of the assets of General Precision, Inc. ("GPI"). GPI, previously located in Valencia, California, is a supplier of high-end environmental solutions for the semiconductor industry. These transactions were recorded using the purchase method of accounting in accordance with FAS 141.

                             BROOKS AUTOMATION, INC.

      In June 1999, the Company formed a joint venture in Korea. This joint venture is 70% owned by the Company and 30% owned by third parties unaffiliated with the Company. The Company consolidates fully the financial position and results of operations of the joint venture and accounts for the minority interest in the consolidated financial statements.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include bad debts, inventories, intangible assets, goodwill, income taxes, warranty obligations and the adequacy of restructuring reserves. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

FOREIGN CURRENCY TRANSLATION

      For non-U.S. subsidiaries, assets and liabilities are translated at period-end exchange rates, and income statement items are translated at the average exchange rates for the period. The local currency for all foreign subsidiaries is considered to be the functional currency and accordingly, translation adjustments are reported in "Accumulated other comprehensive income
(loss)". Foreign currency translation adjustments are one of the components added to the Company's net income (loss) in the calculation of comprehensive net income (loss).

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. At September 30, 2004 and 2003, cash equivalents were $88.8 million and $73.0 million, respectively. Cash equivalents are held at fair value.

CONCENTRATION OF CREDIT RISK

      Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables and temporary and long-term cash investments in treasury bills, certificates of deposit and commercial paper. The Company restricts its investments to repurchase agreements with major banks, U.S. government and corporate securities, and mutual funds that invest in U.S. government securities, which are subject to minimal credit and market risk. The Company's customers are concentrated in the semiconductor industry, and relatively few customers account for a significant portion of the Company's revenues. The Company's top twenty largest customers account for slightly more than 50% of revenues. The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

      Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on historical write-off experience by industry. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 120 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company feels it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

                             BROOKS AUTOMATION, INC.

      During fiscal 2004, the Company reversed excess bad debt reserves of $2.1 million as a result of improved collections on overdue receivables.

INVENTORIES

      Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. The Company provides inventory reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.

FIXED ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

      Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Depreciable lives are summarized below:

Buildings                                       20 - 40 years
Computer equipment and software                  2 -  6 years
Machinery and equipment                          2 - 10 years
Furniture and fixtures                           3 - 10 years

      Equipment held under capital leases is recorded at the fair market value of the equipment at the inception of the leases. Leasehold improvements and equipment held under capital leases are amortized over the shorter of their estimated useful lives or the term of the respective leases. Equipment used for demonstrations to customers is included in machinery and equipment and is depreciated over its estimated useful life. Repair and maintenance costs are expensed as incurred.

      The Company periodically evaluates the recoverability of long-lived assets, including its intangible assets, whenever events and changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. This periodic review may result in an adjustment of estimated depreciable lives or an asset impairment. When indicators of impairment are present, the carrying values of the asset are evaluated in relation to their operating performance and future undiscounted cash flows of the underlying business. If the future undiscounted cash flows are less than their book value, an impairment exists. The impairment is measured as the difference between the book value and the fair value of the underlying asset. Fair values are based on estimates of market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

      When an asset is retired, the cost of the asset disposed of, and the related accumulated depreciation, are removed from the accounts, and any resulting gain or loss is included in the determination of operating profit
(loss).

INTANGIBLE ASSETS AND GOODWILL

      Patents include capitalized direct costs associated with obtaining patents as well as assets that were acquired as a part of purchase business combinations. Capitalized patent costs are amortized using the straight-line method over the estimated economic life of the patents. As of September 30, 2004 and 2003, the net book value of the Company's patents was $0.3 million and $0.4 million, respectively.

      Goodwill represents the excess of purchase price over the fair value of net tangible and identifiable intangible assets of the businesses the Company acquired. The Company performs an annual impairment test of its goodwill as required under the provisions of FAS 142 on September 30 of each fiscal year unless interim indicators of impairment exist.

                             BROOKS AUTOMATION, INC.

      The amortizable lives of intangible assets, including those identified as a result of purchase accounting, are summarized as follows:

Patents                                         3-5 years
Completed technology                            2-10 years
License agreements                                5 years
Trademarks and trade names                      3-5 years
Non-competition agreements                      3-5 years
Customer relationships                          4-7 years

REVENUE RECOGNITION

      Product revenues are associated with the sale of equipment automation systems and components, the sale of factory automation hardware products, and the sale of factory automation software licenses. Service revenues are associated with hardware-related field service, training, software maintenance and software-related consulting and integration services.

      Revenue from product sales that do not involve significant customization is recorded upon delivery and transfer of risk of loss to the customer provided there is evidence of an arrangement, fees are fixed or determinable, collection of the related receivable is reasonably assured and, if applicable, customer acceptance criteria have been successfully demonstrated. Customer acceptance provisions include final testing and acceptance carried out prior to shipment. These pre-shipment testing and acceptance procedures ensure that the product meets the published specification requirements before the product is shipped. If the arrangement contains extended payment terms, revenue is recognized as the payments become due. Shipping terms are customarily FOB shipping point. Costs incurred for shipping and handling and reimbursable expenses are included in revenues and cost of sales. A provision for product warranty costs is recorded to estimate costs associated with warranty liabilities. When significant on site customer acceptance provisions are present in the arrangement, revenue is recognized upon completion of customer acceptance testing.

      Revenue from the sale of off-the-shelf software licenses is recognized upon delivery to the customer provided there is evidence of an arrangement, fees are fixed or determinable, collection of the related receivable is probable, and there are no unusual acceptance criteria or extended payment terms. If the arrangement contains acceptance criteria or testing, then revenue is recognized upon acceptance or the successful completion of the testing. If the arrangement contains extended payment terms, revenue is recognized as the payments become due. Revenue related to post-contract support is deferred based on vendor-specific objective evidence of the value of the support and recognized ratably over the contract period.

      For tailored software contracts, the Company provides significant consulting services to tailor the software to the customer's environment. If the Company is able to reasonably estimate the level of effort and related costs to complete the contract, the Company utilizes the percentage-of-completion method. If the ability of the Company to complete the tailored software is uncertain or if the Company cannot reasonably estimate the level of effort and related costs, completed contract accounting is applied. Revisions in revenue and cost estimates are recorded in the periods in which the facts that require such revisions become known. Losses, if any, are provided for in the period in which such losses are first identified by management. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. For maintenance contracts, service revenue is deferred based on vendor specific objective evidence of its fair value and is recognized ratably over the term of the maintenance contract. Deferred revenue primarily relates to unearned revenues for services and maintenance agreements and amounts billed on long term contracts accounted for using the completed contract method.

                             BROOKS AUTOMATION, INC.

      In transactions that include multiple products and/or services, the Company allocates the sales value among each of the deliverables based on their relative fair values and recognizes such revenue when they are delivered. The Company enters into two types of significant multi-element arrangements: tailored software arrangements, described above, and software sales with post-contract support. Revenue for the undelivered support on software sales with post-contract support is deferred based on vendor specific objective evidence of the value of the support and recognized ratably over the term of support.

WARRANTY

      The Company offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management's estimate of the level of future claims.

RESEARCH AND DEVELOPMENT EXPENSES

      Research and development costs are charged to expense when incurred, except for certain software development costs. Software development costs are expensed prior to establishing technological feasibility and capitalized thereafter until the product is available for general release to customers. Capitalized software development costs are amortized to cost of sales on a product-by-product basis over the estimated lives of the related products, typically three years. The Company did not capitalize any such costs during fiscal 2004, 2003 or 2002.

STOCK-BASED COMPENSATION

      The Company's employee stock compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Under this method, no compensation expense is recognized as long as the exercise price equals or exceeds the market price of the underlying stock on the date of the grant. The Company elected the disclosure-only alternative permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), as amended by FAS 148, for fixed stock-based awards to employees. All non-employee stock-based awards are accounted for at fair value and recorded as compensation expense over the period of service in accordance with FAS 123 and related interpretations.

      The following pro forma information regarding net income (loss) has been calculated as if the Company had accounted for its employee stock options and stock purchase plan under the fair value method under FAS 123.

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                           YEAR ENDED SEPTEMBER 30,
                                 2004            2003            2002
Risk-free interest rate        2.6%-3.3%       2.2%-2.7%       2.2%-4.9%
Volatility                           70%             82%             84%
Expected life (years)               4.0             4.0             4.0
Dividend yield                        0%              0%              0%

                             BROOKS AUTOMATION, INC.

      The fair value of each employee stock purchase right was estimated on the commencement date of each offering period using the Black-Scholes option-pricing model with the following assumptions:

                                        YEAR ENDED SEPTEMBER 30,
                                  2004           2003          2002
Risk-free interest rate              1.6%           1.3%           2.2%
Volatility                            55%            75%            67%
Expected life                  6  months      6  months      6  months
Dividend yield                         0%             0%             0%

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share information):

                                                                      YEAR ENDED SEPTEMBER 30,
                                                              2004             2003              2002
Net income (loss), as reported                            $   17,721      $   (185,760)      $  (719,954)
Add stock-based employee compensation expense included           990             8,511             1,794
in reported net income (loss)
Deduct pro forma stock-based compensation expense             30,148            23,432            54,046
Pro forma net loss                                        $  (11,437)     $   (200,681)      $  (772,206)
Earnings (loss) per share
                    Basic earnings (loss) per share, as   $     0.41      $      (5.05)      $    (27.90)
                    reported
                    Diluted earnings (loss) per share,    $     0.41      $      (5.05)      $    (27.90)
                    as reported
                    Basic loss per share, pro forma       $    (0.27)     $      (5.46)      $    (29.92)
                    Diluted loss per share, pro forma     $    (0.26)     $      (5.46)      $    (29.92)

      Because most options vest over several years and additional option grants are expected to be made subsequent to September 30, 2004, the results of applying the fair value method may have a materially different effect on pro forma net loss in future years.

INCOME TAXES

      The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. The Company's consolidated financial statements contain certain deferred tax assets which have arisen primarily as a result of operating losses, as well as other temporary differences between financial and tax accounting. Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," requires the Company to establish a valuation allowance if the likelihood of realization of the deferred tax assets is reduced based on an evaluation of objective verifiable evidence. Significant management judgment is required in determining the Company's provision for income taxes, the Company's deferred tax assets and liabilities and any valuation allowance recorded against those net deferred tax assets. The Company evaluates the weight of all available evidence to determine whether it is more likely than not that some portion or all of the net deferred income tax assets will not be realized.

                             BROOKS AUTOMATION, INC.

EARNINGS (LOSS) PER SHARE

      Basic earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings
(loss) per share is calculated based on the weighted average number of common shares and dilutive common equivalent shares assumed outstanding during the period. Shares used to compute diluted earnings (loss) per share exclude common share equivalents if their inclusion would have an anti-dilutive effect.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash and cash equivalents, investments in long- and short-term debt securities, accounts receivable, accounts payable and accrued expenses. The carrying amounts reported in the balance sheets approximate their fair value at September 30, 2004 and 2003. The Company's financial instruments also include its convertible notes. At September 30, 2004, the estimated fair value of the Company's convertible notes was approximately $167.6 million compared to the carrying value of $175.0 million. The estimated fair value of the convertible notes is based on the quoted market price of the convertible notes on September 30, 2004.

RECLASSIFICATIONS

      Certain reclassifications have been made in the 2003 and 2002 Consolidated Financial Statements to conform to the 2004 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

      In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support and replaces FASB Interpretation No. 46. FIN 46R provides guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. In addition, FIN 46R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. This interpretation was effective in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application of this pronouncement by public entities for all other types of entities, subject to FIN 46R, is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46R did not have an impact on our financial position or results of operations.

      In September 2004, the Emerging Issues Task Force issued EITF No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08") which addressed issuances of contingently convertible debt instruments (CCDIs), exactly which periods a CCDI impacts EPS when the conversion trigger is tripped and the condition that should be used to determine whether the if-converted method should be applied if the conversion condition changes. These securities should be treated as convertible securities and included in a dilutive EPS calculation (if dilutive), regardless of whether the market price trigger has been met. The provisions of this Issue are expected to be effective for periods ending after December 15, 2004. This consensus would be applied retroactively to instruments outstanding at the date of adoption, effectively restating previously reported EPS. The adoption of the provisions of EITF 04-08 will reduce diluted EPS to the extent the Company's convertible debt is dilutive but is not expected to have any impact on the Company's previously reported EPS.

                             BROOKS AUTOMATION, INC.

      In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs -- an Amendment of ARB No. 43, Chapter 4" ("FAS 151"). FAS 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of the provisions of FAS 151 is not expected to have a material impact on the Company's financial position or results of operations.

3. BUSINESS ACQUISITIONS

PURCHASE TRANSACTIONS

      The following transactions were accounted for as purchase transactions under FAS 141. Common stock issued as consideration for these transactions, with the exception of PRI, was valued at the average closing price of the Company's common stock for two days before and the day of the respective acquisition, which coincided with the announcement date of these acquisitions. Common stock issued as consideration for PRI was valued at the average closing price of the Company's common stock for two days before, the day of and two days after the announcement of the merger. The value of any additional shares issued for acquisitions were recorded at the average closing price of the Company's common stock for two days before and the day of the issuance. The fair values of identifiable intangible assets were based on estimates of future revenues and earnings to determine a discounted cash flow valuation of identifiable intangible assets that meet the separate recognition criteria of FAS 141. The excess of purchase price over fair value of net assets acquired is allocated to identifiable intangible assets and amortized over their estimated useful lives using the straight-line method, and the remainder is recorded as goodwill. Except for PRI and GPI, pro forma results of operations are not presented as the amounts are not material compared to the Company's historical results.

FISCAL 2003 TRANSACTIONS

MICROTOOL, INC.

      On October 9, 2002, the Company acquired Microtool, Inc. ("Microtool"), a Colorado Springs, Colorado company that provides service diagnostics for the 200mm and 300mm equipment markets. The acquisition of Microtool provides the Company with additional software and services offerings. In consideration, the Company paid $0.5 million cash and issued 170,001 shares of its common stock with a value of $1.7 million, or $9.74 per share. Common stock issued as consideration for this transaction was valued at the average closing price of the Company's common stock for two days before and the day of the acquisition, which coincided with the announcement date of this acquisition. The Company had reserved an additional 19,999 shares to be issued conditionally upon adjustments for finalization of the net tangible assets acquired from the selling stockholders; these shares, valued at $0.2 million, or $9.99 per share, were issued on February 6, 2003. See the table below for a summary of the transaction.

FISCAL 2002 TRANSACTIONS

HERMOS

      On July 3, 2002, the Company completed the acquisition of all of the outstanding capital stock of Hermos, a privately-held company located in Mistelgau, Germany. Hermos provides wafer carrier ID readers used in the manufacture of semiconductors. In consideration, the Company paid the Hermos stockholders $5.1 million in cash and issued 1,274,989 shares of Brooks' common stock with a value of $29.7 million, or $23.31 per share. During fiscal year 2003, the Company received $0.5 million in cash and issued an additional

                             BROOKS AUTOMATION, INC.

249,192 shares with a value of $1.9 million as a result of the finalization of the purchase price. See the table below for a summary of the transaction.

PRI

      On May 14, 2002, the Company completed the acquisition of 100% of the outstanding shares of PRI Automation, Inc. ("PRI"). PRI, located principally in Billerica, Massachusetts and Mountain View, California, supplies advanced factory automation systems, software and services that optimize the productivity of semiconductor and precision electronics manufacturers, as well as OEM process tool manufacturers. The acquisition of PRI by Brooks provided the Company with entry into the automated material handling systems ("AMHS") and lithography automation markets by serving semiconductor manufacturers while also significantly expanding its atmospheric product offerings serving the OEM business. Stockholders of PRI received 0.52 shares of Brooks' common stock for each share of PRI common stock held. The Company issued 13,563,207 shares of Brooks common stock to PRI stockholders in the merger. During fiscal year 2003, the Company issued an additional 33,232 shares of Brooks common stock valued at $0.4 million for PRI Canadian exchangeable shares which were subsequently cancelled during the third quarter of fiscal 2004. The fair value of the common stock issued was calculated based upon the closing price of the Company's common stock on the date of issuance. The Company also reserved an additional 3,317,168 common shares for issuance upon the exercise of options to purchase PRI common stock, which were assumed by Brooks and converted into options to purchase Brooks common stock, using the same ratio as that used for the common shares. The merger was structured as a tax-free reorganization.

      The $308.3 million of goodwill arising from the acquisition is not deductible for tax purposes. Of this amount, $179.5 million was allocated to the Company's equipment automation segment, $110.3 million to the Company's factory automation hardware segment and $18.5 million to the Company's factory automation software segment.

      The fair value of the Company's common stock per share was calculated as $33.60 per share, on October 24, 2001, the date of the announcement of the merger. The Company has calculated the fair value of the options exchanged to be $76.1 million as of the acquisition date using the Black-Scholes option pricing model. The intrinsic value of the unvested options exchanged in the acquisition was estimated at $14.7 million and was recorded as deferred compensation. The deferred compensation is being recognized over the remaining vesting periods of the options, which range up to five years. The Company also accounted for $14.3 million of transaction fees, including $6.2 million of legal and accounting fees and $7.2 million of investment banking fees.

      The following table summarizes the estimated fair values of the tangible assets acquired and liabilities assumed at May 14, 2002, the date of acquisition (in thousands):

Cash                                            $   39,271
Other current assets                                63,852
Property, plant and equipment                        9,037
Other assets                                        23,154
Deferred tax assets, net                            56,537
Current liabilities                                (72,029)
Long-term liabilities                               (9,987)
Net assets acquired                             $  109,835

     The acquisition gave rise to the consolidation and elimination of certain PRI duplicate facilities and redundant PRI personnel and the Company provided certain balance sheet adjustments in accordance with

                             BROOKS AUTOMATION, INC.

Emerging Issues Task Force No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The Company anticipated headcount reductions of approximately 325 people across all functional areas of the combined company and, as such, included an estimated accrual for workforce reductions of $13.5 million comprised of severance, employee benefits and outplacement support. As of September 30, 2003, substantially all employees related to this action have been terminated, and all $13.5 million of severance and other workforce-related costs has been paid. The former chief executive officer of PRI entered into a non-competition agreement with the Company, which became effective upon completion of the combination and which required a total payment of $1.1 million over a two-year period. The Company identified redundant facilities consisting of sales and support offices, manufacturing facilities and administrative offices. As such, an accrual of $11.1 million was recorded in connection with the acquisition representing rental commitments on facilities with lease terms to 2011. During fiscal 2003 the Company reassessed the estimates and assumptions related to the facilities accrual and based on management's evaluation recorded an additional charge of $10.1 million related to these facilities.

      The Company has also accrued for $1.2 million of amounts to be incurred subsequent to the acquisition related to legal costs to close legal subsidiaries of PRI. The Company believes the above actions are an integral component of the acquisition plan to enable the benefits of the combined companies to be optimized and the benefits of the acquisition to be realized. The Company had completed the majority of restructuring efforts as of September 30, 2003. Lease payments for restructured facilities due after more than one year are classified as long-term liabilities. The Company also decreased the fair value of acquired leasehold improvements by $5.1 million for leasehold improvements related to PRI facilities which were abandoned.

      The Company recorded adjustments for a deferred tax asset of $101.8 million relating to the taxable losses and other timing differences of PRI acquired based on the then expected synergies and benefits, less $45.3 million of deferred tax liabilities related to the identifiable intangible assets to be acquired, for a net deferred tax asset acquired of $56.5 million. Additionally, the Company recorded adjustments to amounts previously recorded by PRI to eliminate $38.9 million of deferred revenue, $38.8 million of associated deferred inventory costs and $5.2 million of associated deferred installation costs related to contracts where effort was substantially completed prior to the acquisition date but revenue was deferred by PRI until acceptance by the customer. The Company recorded an accrual for estimated warranty expense of $1.2 million for contracts for which deferred revenue has been eliminated but for which there remains a continuing warranty obligation subsequent to the acquisition. The Company recorded accounts receivable of $9.8 million for amounts due from customers under contracts for which Brooks will not recognize revenue subsequent to the acquisition date.

      The Company also eliminated $1.6 million of intangible assets and $1.4 million of goodwill previously recognized as assets by PRI and $1.8 million of restructuring reserves related to facilities based on PRI estimates which the Company has re-evaluated and recorded a separate accrual. See the table below for a summary of the transaction.

IAS

      On February 15, 2002, the Company acquired IAS; two privately held affiliated companies located in Cambridge, Massachusetts. IAS provides custom automation technology and products for the semiconductor, photonics, life sciences and certain other industries. As consideration, the Company paid IAS and its stockholders (the "Sellers") $5.4 million of cash and issued or reserved for issuance 209,573 shares of Brooks common stock with a value of $9.9 million at the time of closing and converted existing IAS stock options into Brooks stock options, using the same ratio as that used for the common shares. The fair value of the common stock was calculated as $47.91 per share. Of these shares, 68,973 shares were issued in fiscal 2002 and 140,600 were reserved for issuance to the sellers over a period of three years in accordance with the terms of the acquisition agreement, subject to adjustment for any indemnification claims that may arise within two years of

                             BROOKS AUTOMATION, INC.

the acquisition date. The 140,600 shares are issuable contingent upon employment obligations to be fulfilled by certain key IAS employees ratably over the three year period subsequent to the acquisition. During fiscal year 2003, the Company received $0.3 million in cash related to the finalization of the purchase price. In addition, the Company issued 34,433 shares of the contingent shares in accordance with the terms of the acquisition agreement. As such, the Company recorded compensation expense of $0.9 million in its Consolidated Statement of Operations for the year ended September 30, 2003. During fiscal year 2004, the Company issued 37,301 additional shares of its common stock as contingent consideration. The fair value of the common stock issued was calculated based upon the closing price of the Company's common stock on the date of issuance. In addition, the Company issued an additional 34,433 shares of the contingent shares in accordance with the terms of the acquisition agreement. As such, the Company recorded compensation expense of $0.8 million in its Consolidated Statement of Operations for the year ended September 30, 2004. At September 30, 2004, 34,433 contingent shares remain to be issued in accordance with the terms of the acquisition agreement.

      The Company has calculated the fair value of the options exchanged in this transaction to be $1.0 million as of the acquisition date using the Black-Scholes option pricing model. The intrinsic value of the unvested options exchanged in the acquisition is $0.5 million and was recorded as deferred compensation. The deferred compensation is being recognized over the remaining vesting periods of the options, which range up to four years. See the table below for a summary of the transaction.

      As previously discussed, in June 2005 the Company signed definitive purchase and sale agreements to sell substantially all the assets of IAS, currently referred to as SELS. Effective June 2005, the Company's consolidated financial statements have been restated to reflect this business as a discontinued operation (see Note 20).

FAB AIR

      On December 15, 2001, the Company acquired Fab Air, a Massachusetts company that develops exhaust control and airflow management systems for the semiconductor industry. As consideration, the Company paid $1.2 million of cash and incurred $0.3 million of transaction costs. See the table below for a summary of the transaction.

ZYGO GROUP

      On December 13, 2001, the Company acquired the Zygo Group, located in Florida. The Zygo Group is a manufacturer of reticle automation systems, including reticle sorters, reticle macro inspection systems, and reticle handling solutions for the semiconductor industry. As consideration, the Company paid $12.2 million of cash. During fiscal year 2003, the Company received $0.3 million in cash as a result of finalization of the purchase price. See the table below for a summary of the transaction.

TEC-SEM

     On October 9, 2001, the Company acquired 90% of the outstanding capital stock of Tec-Sem, a leading manufacturer of bare reticle stockers, tool buffers and batch transfer systems for the semiconductor industry. During March 2002, the Company exercised its option to purchase the remaining 10% of the outstanding capital stock. As consideration, the Company paid $13.8 million of cash, net of cash acquired of $223,000, and issued 180,000 shares of Brooks common stock with a market value of $5.7 million at the time of issuance. The shares issued included 25,000 shares of fully issued common stock with a market value of $0.7 million at the time of issuance, to certain key non-owner employees of Tec-Sem, which were accounted for as additional purchase price, since the issuance of the shares was not related to any continuing employee obligations to the Company. See the table below for a summary of the transaction.

     On May 16, 2003, the Company sold 81% of the common stock of Brooks-PRI Automation (Switzerland) GmbH ("Brooks Switzerland") for $1.3 million, less $0.8 million of cash held by Brooks Switzerland on that date. The Company recorded a loss of $3.2 million which is recorded in "Acquisition related and restructuring charges" in the Company's Consolidated Statement of Operations for the year ended September 30, 2003. Brooks Switzerland held the technology and assets associated with the Tec-Sem A.G. ("Tec-

                             BROOKS AUTOMATION, INC.

Sem") acquisition. The Company retained a 19% equity interest in Brooks Switzerland and retained ownership of certain technology associated with semiconductor lithography. The Company's remaining investment is accounted for under the equity method of accounting. The Company included its portion of the results of Brooks Switzerland in its results for the year ended September 30, 2003 for the period subsequent to its disposition. A summary of the transaction is as follows (in thousands):

Cash consideration, net                               $     550
Net assets disposed                                        (901)
Cumulative translation adjustment                        (2,826)
Loss on disposition                                   $  (3,177)

GPI

      On October 5, 2001, the Company acquired substantially all of the assets of GPI in exchange for 825,000 shares of Brooks common stock, with a market value of $25.5 million at the time of issuance, subject to post-closing adjustments, and $0.2 million of cash. In accordance with the procedures defined in the terms of the acquisition agreement, the Company and the selling stockholders completed the post-closing adjustments and analysis related to the net assets of GPI at a point in time prior to the closing compared with the net assets at closing. As a result, on November 19, 2002, the Company issued 15,869 shares of Brooks' common stock with a market value of $0.2 million to the selling stockholders in full settlement of this process. Additionally, the Company made indemnification claims against shares held in escrow in accordance with the acquisition agreement. To that effect, the Company released 56,200 of the shares held in escrow to the selling stockholders. The remaining 28,800 shares are being held pending final resolution of the indemnification claims. GPI, previously located in Valencia, California, is a supplier of high-end environmental solutions for the semiconductor industry. See the table below for a summary of the transaction.

                             BROOKS AUTOMATION, INC.

     A summary of the transactions described above is as follows (in thousands):

                                     MICROTOOL   HERMOS(1)       PRI         IAS     FAB AIR      ZYGO     TEC-SEM(2)     GPI
Consideration:
   Cash                              $    500   $    4,561  $        --  $   5,177   $  1,150  $   11,839  $   13,777  $      177
   Common stock                         1,856       31,643      455,697      4,140         --          --       5,720      25,649
   Fair value of employee stock            --           --       76,114      1,035         --          --          --          --
   options converted
   Transactions costs                     202          339       14,273      1,012        281         257         513         829
       Total consideration              2,558       36,543      546,084     11,364      1,431      12,096      20,010      26,655
Fair value of net tangible asset          545          617      109,835     (2,109)        --       3,624       1,499       5,844
(liabilities) acquired
Deferred compensation                      --           --       14,677        532         --          --          --          --
Excess of consideration over fair       2,013       35,926      421,572     12,941      1,431       8,472      18,511      20,811
value of net assets acquired
Allocation of excess consideration
to identifiable intangible assets:
   Completed technology                    --        4,600       80,800      5,520      1,431       2,100       7,200       9,300
   Customer relationships                  --           --       28,500         --         --          --          --          --
   Trademarks and trade names              --           --        3,900         --         --         100          --         600
   Non-competition agreements              --           --           60         --         --          --          --         200
        Total                              --        4,600      113,260      5,520      1,431       2,200       7,200      10,100
Allocation of excess consideration   $  2,013   $   31,326  $   308,312  $   7,421   $     --  $    6,272  $   11,311  $   10,711
to goodwill

Notes:

(1)   Hermos: Cash consideration of $4,561 is net of cash acquired of $15

(2)   Tec-Sem: Cash consideration of $13,777 is net of cash acquired of $223

      The weighted-average amortization period of identifiable intangible assets acquired in the transactions described above are as follows (in years):

                            MICROTOOL  HERMOS  PRI  IAS  FAB AIR  ZYGO TEC-SEM  GPI
Completed technology           --         3     6    6      3      5      5      5

Customer relationships         --        --     7   --     --     --     --     --

Trademarks and trade names     --        --     5   --     --      5     --      3

Non-competition agreements     --        --     5   --     --     --     --      4

     Weighted-average          --         3     6    6      3      5      5      5

PRO FORMA RESULTS OF OPERATIONS

      The following pro forma results of operations for the year ended September 30, 2002, have been prepared as though the acquisitions of PRI and GPI had occurred as of October 1, 2001. The acquisitions of PRI and

                             BROOKS AUTOMATION, INC.

GPI included gross consideration of $546.1 million and $26.7 million, respectively. This pro forma financial information does not purport to be indicative of the results of operations that would have been attained had the acquisitions been made as of October 1, 2001 or of results of operations that may occur in the future (in thousands, except per share data):

                                                                                 YEAR ENDED
                                                                                SEPTEMBER 30,
                                                                                    2002
Revenues                                                                        $    419,795
Net loss before cumulative effect of change in accounting principle             $   (762,833)
Net loss                                                                        $   (762,833)
Loss per share (diluted)                                                        $     (22.25)

4. MARKETABLE SECURITIES

     The Company invests its cash in marketable debt securities and classifies them as available-for-sale. The Company records these securities at fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Marketable securities reported as current assets represent investments that mature within one year from the balance sheet date. Long-term marketable securities represent investments with maturity dates greater than one year from the balance sheet date. At the time that the maturity dates of these investments become one year or less, the securities are reclassified to current assets. Unrealized gains and losses are excluded from earnings and reported in a separate component of stockholders' equity until they are sold. At the time of sale, any gains or losses, calculated by the specific identification method, will be recognized as a component of operating results.

     The following is a summary of marketable securities as of September 30, 2004 and 2003:

                                                                              GROSS      GROSS
                                                                AMORTIZED  UNREALIZED  UNREALIZED
                                                                  COST       GAINS      LOSSES      FAIR VALUE
                                                                           (AMOUNTS IN THOUSANDS)
SEPTEMBER 30, 2004:
   U.S. Treasury securities and obligations of U.S. government  $  62,243    $   --      $ 169      $   62,074
   agencies
   U.S. corporate securities                                       44,097       102        158          44,041
   Mortgage-backed Securities                                       7,957        --         53           7,904
   Other debt securities                                           21,937         4        131          21,810
                                                                $ 136,234    $  106      $ 511      $  135,829
SEPTEMBER 30, 2003:
   U.S. Treasury securities and obligations of U.S. government  $  13,504    $   16      $   4      $   13,516
   agencies
   U.S. corporate securities                                       33,870       373         69          34,174
   Mortgage-backed Securities                                       2,288         3         --           2,291
   Other debt securities                                           23,927       229          4          24,152
                                                                $  73,589    $  621      $  77      $   74,133

                             BROOKS AUTOMATION, INC.

     Gross realized gains and losses realized on sales of available-for-sale marketable securities included in "Other (income) expense" in the Consolidated Statements of Operations for the years ended September 30, 2004, 2003 and 2002 are as follows:

                                         YEAR ENDED
                                         SEPTEMBER 30,
                                    2004      2003     2002
Gross realized gains               $  148   $  877    $ 444
Gross realized losses                 111       67       --
     Net realized gains            $   37   $  810    $ 444

      The fair value of the marketable securities at September 30, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                   FAIR VALUE
                                                 (IN THOUSANDS)
Due in one year or less                          $     62,086
Due after one year through five years                  58,547
Due after five years through ten years                  6,600
Due after ten years                                     8,596
                                                 $    135,829

5.  PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment as of September 30, 2004 and 2003 were as follows:

                                                              SEPTEMBER 30,
                                                         2004             2003
                                                             (IN THOUSANDS)
Buildings and land                                   $    39,874      $    38,830
Computer equipment and software                           62,824           60,721
Machinery and equipment                                   27,145           26,740
Furniture and fixtures                                    14,633           15,983
Leasehold improvements                                    26,147           25,982
Construction in progress                                   3,005              938
                                                         173,628          169,194
Less accumulated depreciation and amortization          (115,121)        (104,576)
     Property, plant and equipment, net              $    58,507      $    64,618

      Depreciation expense was $13.8 million, $25.5 million and $16.3 million for the years ended September 30, 2004, 2003 and 2002, respectively. As of September 30, 2004 and 2003, the Company did not have any equipment under capital lease obligations.

      In fiscal 2003, the Company identified certain facilities that it would be exiting early as a part of its restructuring plan and therefore no longer expected to utilize these assets, including certain equipment and leasehold improvements, to their full estimated life. As such, the Company accelerated the depreciation of these assets to conform to the new estimated life in accordance with the Company's plan of vacating these facilities and in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes." The

                             BROOKS AUTOMATION, INC.

impact of the accelerated depreciation on the fiscal year resulted in the recognition of an incremental $9.4 million of depreciation expense. In addition, in fiscal 2003, the Company recorded an impairment charge of $6.1 million related to capitalized costs of an abandoned internal systems application infrastructure program.

6. GOODWILL AND INTANGIBLE ASSETS

      The Company elected to adopt the provisions of FAS 142 effective October 1, 2001. Accordingly, the Company ceased the ratable amortization of goodwill on that date.

      The economic downturn which impacted the semiconductor industry continued in fiscal 2002. Throughout fiscal 2002, the Company continued to monitor industry forecasts which suggested a recovery would occur in the near term. During the fourth quarter of fiscal 2002, updated industry forecasts indicated that the timing and speed of recovery for the sector would be much slower and later than had previously been anticipated. The Company performed its annual assessment of the carrying value of its goodwill under the provisions of FAS 142 as of September 30, 2002 and concluded that the goodwill related to the equipment automation, factory automation hardware and factory automation software segments was impaired. This impairment in all three segments resulted from reduced future earnings expectations due to the prolonged downturn in the semiconductor industry as well as uncertainty as to the timing and speed of recovery for the sector across all three of the Company's semiconductor-related reporting units. Accordingly, the Company recorded a charge to operations in the fourth quarter of fiscal 2002 of $334.2 million for the write-down of goodwill:
$174.1 million associated with the equipment automation segment, $123.8 million associated with the factory automation hardware segment and $36.3 million associated with the factory automation software segment.

      In fiscal 2003, the semiconductor industry downturn continued, although prior to the fourth quarter of fiscal 2003, there were no interim indicators of impairment as the market indicated the recovery of the semiconductor industry. The Company performed its annual impairment test under FAS 142 as of September 30, 2003 using the present value of expected future cash flows. During this process detailed estimates of revenue and expense were developed for each of the Company's segments and as a whole based on internal as well as external market forecasts. Based on this analysis, the Company determined that the implied fair value of the factory automation hardware reporting unit's goodwill was less than its book value and therefore recorded a charge to write-down the value of this goodwill.

      In connection with a recent third party letter of intent to purchase the assets of SELS, which made up the Company's "Other" segment and has now been reclassified to discontinued operations (see note 20), the Company assessed the potential impairment of goodwill. The Company considered the offer in the letter of intent as an indication of the fair value of the segment. Based on its analysis, the Company determined that the implied fair value of the then "Other" reporting unit's goodwill was $7.4 million less than its book value and therefore recorded a charge to write-down the value of this goodwill in the fourth quarter, which was recorded as a component of the loss from discontinued operations for fiscal year 2004.

      As there were no interim indicators of potential impairment of goodwill in the Company's other segments, the Company performed its annual impairment test under FAS 142 in the fourth quarter of fiscal 2004 using the present value of expected cash flows. During this process detailed estimates of revenue and expense were developed for the segments based on internal as well as external market forecasts. The Company's analysis indicated no impairment of the goodwill in these segments.

TABLE OF CONTENTS

                             BROOKS AUTOMATION, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

      The changes in the carrying amount of goodwill by segment for the years ended September 30, 2003 and 2004 are as follows (in thousands):

                                                   FACTORY    FACTORY
                                     EQUIPMENT   AUTOMATION  AUTOMATION
                                     AUTOMATION   HARDWARE    SOFTWARE    TOTAL
BALANCE AT SEPTEMBER 30, 2002        $ 24,964    $ 35,654    $ 36,700    $ 97,318
   Adjustments to goodwill:
       Acquisitions                        --       2,013          --       2,013
       Purchase accounting                445         850          25       1,320
       adjustments on prior period
       acquisitions
       Impairment                          --     (39,951)         --     (39,951)
       Foreign currency translation        10       1,434         229       1,673
BALANCE AT SEPTEMBER 30, 2003          25,419          --      36,954      62,373
   Adjustments to goodwill:
       Purchase accounting               (400)         --         (26)       (426)
       adjustments on prior period
       acquisitions
       Foreign currency translation         1          --          86          87
BALANCE AT SEPTEMBER 30, 2004        $ 25,020    $     --    $ 37,014    $ 62,034

      Purchase accounting adjustments of $(0.4) million and $1.3 million for fiscal 2004 and 2003, respectively, represent adjustments resulting from the finalization of purchase prices for various historical acquisitions (Note 3).

      Components of the Company's identifiable intangible assets are as follows (in thousands):

                                       SEPTEMBER 30, 2004                  SEPTEMBER 30, 2003
                                         ACCUMULATED    NET BOOK               ACCUMULATED     NET BOOK
                              COST       AMORTIZATION    VALUE       COST      AMORTIZATION      VALUE
Patents                     $     7,179  $     6,839   $     340  $     7,179  $     6,743   $       436
Completed technology             30,385       26,824       3,561       30,385       24,237         6,148
License agreements                  305          305          --          305          305            --
Trademark and trade names         2,532        2,193         339        2,532        1,949           583
Non-competition agreements        1,726        1,688          38        1,726        1,545           181
Customer relationships            6,517        3,866       2,651        6,517        3,296         3,221
                            $    48,644  $    41,715   $   6,929  $    48,644  $    38,075   $    10,569

      Ratable amortization expense for intangible assets was $3.7 million, $4.7 million and $19.7 million for the years ended September 30, 2004, 2003 and 2002, respectively.

                             BROOKS AUTOMATION, INC.

      Estimated future amortization expense for the intangible assets recorded by the Company as of September 30, 2004 is as follows (in thousands):

Year ended September 30,  $ 3,100
2005
      2006                $ 1,818
      2007                $   770
      2008                $   659
      2009                $   582
      Thereafter          $    --

      In the fourth quarter of fiscal 2002, the Company performed an assessment of the carrying values of our intangible assets under the provisions of Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") due to the potential impairment indicated by the write-down of its goodwill. The Company determined that the lowest level of cash flows for the FAS 121 impairment test is each reporting unit. The Company performed an impairment analysis based on the undiscounted cash flows of expectations of future earnings for each of the reporting units over the remaining lives of the primary assets of each reporting unit, and determined that the various intangibles were impaired. Accordingly, the Company recorded a charge to operations of $140.2 million for the write-down of intangibles assets. This write-down resulted from reduced future earnings expectations due to the prolonged downturn in the semiconductor industry and uncertainty as to the timing and speed of recovery for the sector across all of the Company's reporting units. The write-down of intangible assets of $140.2 million is included within "Asset impairment charges" in the Company's Consolidated Statement of Operations for the year ended September 30, 2002. In addition, a write-down of intangible assets of $4.9 million is included within the loss from discontinued operations for the year ended September 30, 2002.

      The components of the impairment of intangible assets recorded for the year ended September 30, 2002 is as follows (in thousands):

                                                    FACTORY     FACTORY
                                     EQUIPMENT    AUTOMATION  AUTOMATION
                                     AUTOMATION    HARDWARE    SOFTWARE       TOTAL
Patents                             $     2,082  $       553  $      142  $      2,777
Completed technology                     84,331       15,033       9,172       108,536
License agreements                           --          373          --           373
Trademarks and trade names                  546        3,072         922         4,540
Non-competition agreements                  150           --         517           667
Customer relationships                       --       19,118       4,170        23,288
    Total impairment of intangible  $    87,109  $    38,149  $   14,923  $    140,181
    assets

                             BROOKS AUTOMATION, INC.

7. EARNINGS (LOSS) PER SHARE

      Below is a reconciliation of weighted average common shares outstanding for purposes of calculating basic and diluted income (loss) per share (in thousands):

                                                              YEAR ENDED SEPTEMBER 30,
                                                                2004    2003    2002
Weighted average common shares outstanding used in             43,006  36,774  25,807
computing basic earnings (loss) per share
Dilutive common stock options                                     463      --      --
Weighted average common shares outstanding for purposes        43,469  36,774  25,807
of computing diluted earnings (loss) per share

      Approximately 5,038,000, 6,538,000 and 5,784,000 options to purchase common stock and assumed conversions totaling approximately 2,492,000, 2,492,000 and 2,492,000 shares of common stock were excluded from the computation of diluted loss per share attributable to common stockholders for the years ended September 30, 2004, 2003 and 2002, respectively, as their effect would be anti-dilutive. These options and conversions could, however, become dilutive in future periods.

8. INVESTMENT IN SHINSUNG

      As a result of the acquisition of PRI, the Company acquired PRI's minority investment in Shinsung Engineering Co., Ltd. ("Shinsung"), a South Korean manufacturer of semiconductor clean room equipment and other industrial systems. At the time of the Company's acquisition of PRI on May 14, 2002, the fair market values of the Shinsung common shares and warrants were $10.7 million and $12.0 million, respectively. At September 30, 2002, the Company reported an unrealized loss of $9.3 million resulting from the change in the fair market values of the common shares and warrants as a component of "Accumulated other comprehensive income (loss)" in the Company's Consolidated Balance Sheet.

      In December 2002, the Company received an offer from Shinsung, and on January 27, 2003, concluded the sale to Shinsung of the warrants for $0.5 million. As a result, the Company recorded an impairment charge of $11.6 million. In March 2003, the Company sold the Shinsung common shares for $7.7 million, net of transaction costs, incurring a $3.0 million net loss on the sale of the common shares. Both the impairment charge and the net loss on the sale of the common shares have been included in "Other (income) expense" in the Company's Consolidated Statements of Operations for the year ended September 30, 2003.

                             BROOKS AUTOMATION, INC.

9. INCOME TAXES

      The components of the income tax provision are as follows (in thousands):

                        YEAR ENDED SEPTEMBER 30,
                      2004        2003       2002
Current:
       State        $       6  $       6  $        6
       Foreign          8,047      4,900       4,769
                        8,053      4,906       4,775
Deferred:
       Federal             --         --      69,782
       State               --         --       9,393
       Foreign             --         --       8,866
                           --         --      88,041
                    $   8,053  $   4,906  $   92,816

      The components of income (loss) from continuing operations before income taxes and minority interests, are as follows (in thousands):

                           YEAR ENDED SEPTEMBER 30,
                  2004         2003            2002
Domestic       $   13,882  $   (144,860)  $   (573,944)
Foreign            21,578       (32,682)       (47,053)
               $   35,460  $   (177,542)  $   (620,997)

      The differences between the income tax provision (benefit) and income taxes computed using the applicable U.S. statutory federal tax rate are as follows (in thousands):

                                                           YEAR ENDED SEPTEMBER 30,
                                                       2004         2003           2002
Income tax provision (benefit) computed at federal  $   12,411   $   (62,140)  $   (217,349)
statutory rate
State income taxes, net of federal benefit                 676        (3,200)       (12,215)
Research and development tax credits                    (1,079)       (1,007)        (1,004)
Foreign sales corporation/ ETI tax benefit                (621)           --           (833)
Foreign income taxed at different rates                 (2,867)        4,778         16,381
Change in deferred tax asset valuation allowance        (5,252)       47,864        217,066
Permanent differences                                      595         1,144            756
Nondeductible amortization of goodwill                      --        10,337         93,197
Withholding taxes                                        3,895         3,099          1,604
Other                                                      295         4,031         (4,787)
Income tax provision                                $    8,053   $     4,906   $     92,816

      The Company does not provide for U.S. income taxes applicable to undistributed earnings of its foreign subsidiaries since these earnings are indefinitely reinvested.

                             BROOKS AUTOMATION, INC.

      The significant components of the net deferred tax assets are as follows (in thousands):

                                               YEAR ENDED SEPTEMBER 30,
                                           2004          2003          2002
Reserves not currently deductible       $    37,874  $     48,019  $    63,174
Federal, state and foreign tax credits       29,334        25,812       25,719
Capitalized research and development             --           573          901
Depreciation and amortization                40,215        41,408       41,958
Net operating loss carryforwards            164,582       162,571       98,016
      Deferred tax asset                    272,005       278,383      229,768
Other liabilities                             2,927         4,053        3,302
Deferred tax liability                        2,927         4,053        3,302
Valuation allowance                         269,078       274,330      226,466
Net deferred tax assets                 $        --  $         --  $        --

     As a result of recognizing an operating loss during the year ended September 30, 2002, and the continuing uncertainty in the semiconductor sector, the Company determined that it was more likely than not that the net deferred tax assets from continuing operations would not be realized and recorded a full valuation allowance in fiscal 2002. The amount of the deferred tax asset considered realizable is subject to change based on future events, including generating taxable income in future periods. The Company continues to assess the need for the valuation allowance at each balance sheet date based on all available evidence. As a result, the Company continued to provide a full valuation allowance against its net deferred tax assets from continuing operations at September 30, 2003 and 2004. If the Company generates future taxable income against which these tax attributes may be applied, some portion or all of the valuation allowance would be reversed and a corresponding increase in net income would be reported in future periods.

      The valuation allowance also applies to state and foreign net operating loss carryforwards that may not be fully utilized by the Company.

      As of September 30, 2004, the Company had federal, state and foreign net operating loss carryforwards from continuing and discontinued operations of approximately $647.7 million and federal and state research and development tax credit carryforwards of approximately $22.3 million and foreign tax credit carryforwards of approximately $9.2 million available to reduce future tax liabilities, which expire at various dates through 2024.

10. COMMON STOCK OFFERING

      On December 16, 2003, the Company completed a public offering of 6,900,000 shares of its common stock. The Company received proceeds, net of $6.8 million of issuance costs, of $124.3 million on the sale of the common stock.

11. FINANCING ARRANGEMENTS

      On May 23, 2001, the Company completed the private placement of $175.0 million aggregate principal amount of 4.75% Convertible Subordinated Notes due in 2008. The Company received net proceeds of $169.5 million from the sale. Interest on the notes is paid on June 1 and December 1 of each year. The notes will mature on June 1, 2008. The Company may redeem the notes at stated premiums after June 6, 2004. Holders may require the Company to repurchase the notes upon a change in control of the Company in certain circumstances. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of the Company's common stock, at a conversion price of $70.23 per share, subject to certain adjustments.

                             BROOKS AUTOMATION, INC.

The notes are subordinated to the Company's senior indebtedness and structurally subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

      At September 30, 2004, the Company had $0.5 million of an uncommitted demand promissory note facility still in use, all of it for letters of credit.

      Debt consists of the following (in thousands):

                                                                          SEPTEMBER 30,
                                                                      2004          2003
Convertible subordinated notes at 4.75%, due on June 1, 2008       $   175,000  $    175,000
Other                                                                       25           123
                                                                       175,025       175,123
Less current portion                                                        11            98
Long-term debt                                                     $   175,014  $    175,025

      The Company's debt repayments are due as follows (in thousands):

Year ended September 30,      $      11
2005
       2006                          12
       2007                           2
       2008                     175,000
       2009                          --
                              $ 175,025

12. POSTRETIREMENT BENEFITS

      The Company sponsors defined contribution plans that meet the requirements of Section 401(k) of the Internal Revenue Code. All United States employees of the Company who meet minimum age and service requirements are eligible to participate in the plan. The plan allows employees to invest, on a pre-tax basis, a percentage of their annual salary subject to statutory limitations.

      As part of its cost reduction initiatives, the Company discontinued its matching contribution to the employee defined contribution plans during fiscal 2001. Accordingly, the Company did not record any expense for worldwide defined contribution plans for the years ended September 30, 2003 and 2002. This matching contribution was reinstated in April 2004. The Company's contribution expense for worldwide defined contribution plans was $0.9 million for the year ended September 30, 2004.

      The Company has an accrual of $9.9 million related to the retirement benefit to be paid to its former Chief Executive Officer under the terms of his employment agreement. The amount payable is earned over time and due upon his retirement. In accordance with his employment contract, the full retirement benefit as determined by the employment agreement of $10.1 million will be paid on January 1, 2005.

13. STOCKHOLDERS' EQUITY AND CONVERTIBLE REDEEMABLE PREFERRED STOCK

PREFERRED STOCK

      At September 30, 2004 and 2003, there were one million shares of preferred stock, $0.01 par value per share authorized; one share was issued and outstanding at September 30, 2004 and 2003. The outstanding share of preferred stock was issued in connection with the Company's acquisition of PRI and relates to PRI's

                             BROOKS AUTOMATION, INC.

former Canadian exchangeable shareholders. The rights for the holder of the preferred share are the same in all material respects to those of a holder of common stock. Preferred stock may be issued at the discretion of the Board of Directors without stockholder approval with such designations, rights and preferences as the Board of Directors may determine.

RIGHTS DISTRIBUTION

      In July 1997, the Board of Directors declared a dividend of one preferred purchase right (a "right") for each share of common stock outstanding on August 12, 1997. Each right entitled the registered holder to purchase from the Company, upon certain triggering events, one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Shares"), par value $0.01 per share, of the Company, at a purchase price of $135.00 per one one-thousandth of a Series A Preferred Share, subject to adjustment. Redemption of the rights could generally discourage a merger or tender offer involving the securities of the Company that is not approved by the Company's Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer. The rights will expire on the earlier of July 31, 2007, or the date on which the rights are redeemed. The terms of the rights may generally be amended by the Board of Directors without the consent of the holders of the rights.

14. STOCK PLANS

EXCHANGE PROGRAM

      On April 12, 2003, the Company executed a tender offer (the "Exchange Program") under which employees (excluding certain of the Company's executive officers and the directors) holding stock options awarded under the Company's various stock option plans which have an exercise price equal to or in excess of $20.00 per share (the "Old Options") were permitted to exchange their Old Options for new options for a smaller number of shares (the "New Options"). Under the Exchange Program, options to purchase 2,526,880 shares of common stock of participating employees were cancelled. Subsequently, on October 16, 2003, the Company issued New Options to purchase 1,218,809 shares of common stock to those employees at an exercise price equal to $24.30, the market price of the Company's common stock on that date. As the New Options were granted more than six months after the cancellation of the Old Options, no compensation expense was recorded related to the new issuance. New Options granted in exchange for vested Old Options vested on April 16, 2004. New Options granted in exchange for unvested Old Options vest upon the original vesting schedule plus six months. In conjunction with the Exchange Program the Company recognized $2.5 million of compensation expense in the year ended September 30, 2003, related to unamortized deferred compensation for those options cancelled, which were originally granted to the employees of acquired companies.

2000 EQUITY INCENTIVE STOCK OPTION PLAN

      The purposes of the 2000 Equity Incentive Stock Option Plan (the "2000 Plan"), are to attract and retain employees and to provide an incentive for them to assist the Company to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Under the 2000 Plan the Company may grant (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and (ii) options that are not qualified as incentive stock options ("nonqualified stock options") and
(iii) the issuance of stock appreciation rights, performance shares and restricted stock. All employees of the Company or any affiliate of the Company, independent directors, consultants and advisors are eligible to participate in the 2000 Plan. Options under the 2000 Plan generally vest over four years and expire seven years from the date of grant. On October 16, 2003, the Company issued options for 12,617 shares under the 2000 Plan to replace options previously surrendered in accordance with the Exchange Program. A

                             BROOKS AUTOMATION, INC.

total of 6,000,000 shares of common stock were reserved for issuance under the 2000 Plan. Of these shares, options to purchase 2,319,214 shares are outstanding and 3,633,773 shares remain available for grant as of September 30, 2004. On October 1, 2004, 50,000 shares of restricted stock were granted to the Company's newly appointed Chief Executive Officer.

1998 EMPLOYEE EQUITY INCENTIVE PLAN

      The purposes of the 1998 Employee Equity Incentive Plan (the "1998 Plan"), adopted by the Board of Directors of the Company in April 1998, are to attract and retain employees and provide an incentive for them to assist the Company in achieving long-range performance goals, and to enable them to participate in the long-term growth of the Company. All employees of the Company, other than its officers and directors, (including contractors, consultants, service providers or others) who are in a position to contribute to the long-term success and growth of the Company, are eligible to participate in the 1998 Plan. Options under the 1998 Plan generally vest over a period of four years and generally expire seven years from the date of grant. In order to align the 1998 Plan with its current practices, in January 2000, the Board of Directors amended the 1998 Plan to eliminate the Company's ability to award nonqualified stock options with exercise prices at less than fair market value. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited option. From February 26, 2003 through September 30, 2004, 929,443 options were forfeited due to employee terminations. On October 16, 2003, the Company issued options for 1,206,192 shares under the 1998 Plan in accordance with the Exchange Program and cancelled and did not return to the reserve 632,435 forfeited options. A total of 4,825,000 shares of common stock have been reserved for issuance under the 1998 Plan. Of these shares, options on 2,417,450 shares are outstanding and 406,282 shares remain available for grant as of September 30, 2004.

1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      The purpose of the 1993 Non-Employee Director Stock Option Plan (the "Directors Plan") is to attract and retain the services of experienced and knowledgeable independent directors of the Company for the benefit of the Company and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of its common stock. Each director who is not an employee of the Company or any of its subsidiaries is eligible to receive options under the Directors Plan. Under the Directors Plan, each eligible director receives an automatic grant of an option to purchase 25,000 shares of common stock upon becoming a director of the Company and an option to purchase 10,000 shares on July 1 each year thereafter. Options granted under the Directors Plan generally vest over a period of five years and generally expire ten years from the date of grant. A total of 690,000 shares of common stock have been reserved for issuance under the Directors Plan. Of these shares, options to purchase 225,000 shares are outstanding and no shares remain available for grant as of September 30, 2004. On October 1, 2003, grants totaling 50,000 shares were issued to two newly appointed directors. The Director's Plan expired at the end of the day on October 1, 2003.

1992 COMBINATION STOCK OPTION PLAN

      Under the Company's 1992 Stock Option Plan (the "1992 Plan"), the Company may grant both incentive stock options and nonqualified stock options. Incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to the Company or persons who are in a position to contribute to the long-term success and growth of the Company at the time of grant. Options granted under the 1992 Plan generally vest over a period of four years and generally expire ten years from the date of grant. A total of 1,950,000 shares of common stock were reserved for issuance under the 1992 Plan. Of these shares, options to purchase 316,198 shares are outstanding and no shares remain available for grant as of September 30, 2004.

                             BROOKS AUTOMATION, INC.

STOCK OPTIONS OF ACQUIRED COMPANIES

      In connection with the acquisition of PRI on May 14, 2002, the Company assumed the outstanding options of multiple stock option plans that were adopted by PRI. At acquisition, 6,382,329 options to purchase PRI common stock were outstanding and converted into 3,319,103 options to purchase the Company's Common Stock. There were options to purchase 422,805 shares outstanding at September 30, 2004. The Company does not intend to issue any additional options under the PRI stock option plan.

      In connection with other acquisitions, the Company assumed the outstanding options of multiple stock option plans. There were options to purchase 8,959 shares outstanding at September 30, 2004. The Company does not intend to issue any additional options under these stock option plans.

STOCK OPTION ACTIVITY

      Aggregate stock option activity for all the above plans for the years ended September 30, 2004, 2003 and 2002 is as follows:

                                                     YEAR ENDED SEPTEMBER 30,
                                        2004                   2003                   2002
                                            WEIGHTED               WEIGHTED              WEIGHTED
                                            AVERAGE                AVERAGE               AVERAGE
                                SHARES       PRICE      SHARES      PRICE      SHARES     PRICE
Options outstanding at           4,639,910  $ 28.93     9,019,022  $ 34.62    4,255,528  $ 29.85
beginning of year
Granted                          2,486,159  $ 23.84       980,800  $ 12.14    2,617,358  $ 27.99
Assumed on acquisition                  --       --            --       --    3,345,457  $ 45.59
Exercised                         (157,730) $ 15.51      (185,167) $ 14.09     (316,183) $ 15.93
Canceled                        (1,258,713) $ 36.95    (5,174,745) $ 35.83     (883,138) $ 38.08
Options outstanding at end of    5,709,626  $ 25.43     4,639,910  $ 28.93    9,019,022  $ 34.62
year
Options exercisable at end of    3,234,428  $ 27.75     2,522,030  $ 34.00    3,151,602  $ 38.42
year
Weighted average fair value of              $ 10.65                $  7.28               $ 21.25
options granted during the
period
Options available for future     4,040,055
grant

                             BROOKS AUTOMATION, INC.

      The following table summarizes information about stock options outstanding at September 30, 2004:

                                       OPTIONS OUTSTANDING
                                            WEIGHTED-
                                             AVERAGE                           OPTIONS EXERCISABLE
                                            REMAINING
                                           CONTRACTUAL         WEIGHTED-                  WEIGHTED-
     RANGE OF                                 LIFE             AVERAGE                    AVERAGE
    EXERCISE PRICES           SHARES         (YEARS)        EXERCISE PRICE   SHARES    EXERCISE PRICE
$  1.932 - $ 12.810           730,954         5.22            $   10.722      332,186   $   10.496
$ 12.875 - $ 20.330           720,092         4.62            $   16.390      420,417   $   16.780
$ 20.420 - $ 23.750           317,826         6.39            $   22.860       85,927   $   22.939
$ 24.300 - $ 24.300         1,973,690         5.01            $   24.300      926,259   $   24.300
$ 24.910 - $ 25.220           642,431         4.09            $   25.202      368,541   $   25.200
$ 25.480 - $ 34.130           621,673         3.82            $   29.324      507,315   $   29.513
$ 34.290 - $ 52.640           572,805         3.70            $   41.498      484,510   $   41.492
$ 53.812 - $123.560           103,635         2.09            $   82.470       85,405   $   83.616
$134.740 - $134.740            26,000         1.45            $  134.740       23,400   $  134.740
$155.770 - $155.770               520         1.36            $  155.770          468   $  155.770
$  1.932 - $155.770         5,709,626         4.63            $   25.428    3,234,428   $   27.748

1995 EMPLOYEE STOCK PURCHASE PLAN

      On February 22, 1996, the stockholders approved the 1995 Employee Stock Purchase Plan (the "1995 Plan") which enables eligible employees to purchase shares of the Company's common stock. Under the 1995 Plan, eligible employees may purchase up to an aggregate of 2,250,000 shares during six-month offering periods commencing on February 1 and August 1 of each year at a price per share of 85% of the lower of the fair market value price per share on the first or last day of each six-month offering period. Participating employees may elect to have up to 10% of their base pay withheld and applied toward the purchase of such shares. The rights of participating employees under the 1995 Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. As of September 30, 2004, 1,099,803 shares of common stock have been purchased under the 1995 Plan and 1,150,197 remain available for purchase.

15. ACQUISITION-RELATED AND RESTRUCTURING COSTS AND ACCRUALS

FISCAL 2004 ACTIVITIES

      The Company recorded a charge to operations of $5.4 million in the year ended September 30, 2004 of which $0.1 million related to acquisitions and $5.3 million related to restructuring costs.

Acquisition-Related Costs

      The $0.1 million related to acquisitions is comprised of legal and consulting costs to integrate and consolidate acquired entities into existing Brooks entities.

Restructuring Costs

      Based on estimates of its near term future revenues and operating costs, the Company announced in fiscal 2004 several plans to take additional cost reduction actions. Accordingly, charges of $5.3 million were recorded for these actions. Of this amount, $3.9 million related to workforce reductions of approximately 60 employees world wide, across all functions of the business and $1.4 million related to excess facilities.

                             BROOKS AUTOMATION, INC.

Excess facilities charges of $1.4 million consisted of $0.2 million for excess facilities identified in fiscal 2004 that were recorded to recognize the amount of the remaining lease obligations. These costs have been estimated from the time when the space is vacant and there are no plans to utilize the facility. Costs incurred prior to vacating the facilities were charged to operations. Final exit costs for facilities abandoned in previous restructurings amounted to $0.7 million. The remaining $0.5 million represents a reevaluation of the assumptions used in determining the fair value of certain lease obligations related to facilities abandoned in a previous restructuring. The revised assumptions, including lower estimates of expected sub-rental income over the remainder of the lease terms, are based on management's evaluation of the rental space available. The Company believes that the cost reduction programs implemented will align costs with revenues. In the event the Company is unable to achieve this alignment, additional cost cutting programs may be required in the future. The accruals for workforce reductions are expected to be paid over the first six months of fiscal 2005. The facilities charges are expected to be paid over the remaining lease periods, expiring in fiscal 2010. These charges helped better align the Company's cost structure. The Company estimates that salary and benefit savings in principally the selling, general and administrative functions as a result of these actions will be approximately $5.6 million annually. The impact of these cost reductions on the Company's liquidity is not significant, as these cost savings yield actual cash savings within twelve months.

FISCAL 2003 ACTIVITIES

      The Company recorded a charge to operations of $46.3 million in the year ended September 30, 2003 of which $6.2 million related to acquisitions, $6.1 million related to the write-off of capitalized costs related to cancelled internal application infrastructure programs, $39.8 million of restructuring costs and $5.8 million of restructuring reversals.

Acquisition-Related Costs

      The $6.2 million related to acquisitions is comprised of the $3.2 million loss on the disposition of the Brooks Switzerland subsidiary, associated legal costs of $0.5 million and $2.5 million of legal, relocation and consulting costs to integrate and consolidate acquired entities into existing Brooks entities.

Restructuring Costs

      Based on estimates of its near term future revenues and operating costs, the Company announced in fiscal 2003 several plans to take additional and significant cost reduction actions. Accordingly, charges of $45.9 million were recorded for these actions. Of this amount, $27.0 million related to workforce reductions of approximately 1,000 employees world wide, across all functions of the business, $12.8 million related to excess facilities and $6.1 million related to the write-off of capitalized costs of cancelled internal systems application infrastructure programs. Excess facilities charges of $12.8 million consisted of $2.7 million for excess facilities identified in fiscal 2003 that were recorded to recognize the lower of the amount of the remaining lease obligations, net of any sublease rentals. These costs have been estimated from the time when the space is expected to be vacated and there are no plans to utilize the facility. Costs incurred prior to vacating the facilities were charged to operations. The remaining $10.1 million represents a reevaluation of the assumptions used in determining the fair value of certain lease obligations related to facilities abandoned in a previous restructuring. The revised assumptions, including lower estimates of expected sub-rental income over the remainder of the lease terms, are based on management's evaluation of the rental space available. These charges helped better align the Company's cost structure. The Company estimates that salary and benefit savings across all expense categories as a result of these actions were approximately $42.0 million annually. The impact of these cost reduction activities on the Company's liquidity was not significant, as these cost savings yield actual cash savings within twelve months. The Company estimates annual facilities savings of approximately $3.0 million principally within the Company's cost of sales as a result of these actions.

                            BROOKS AUTOMATION, INC.

      Periodically, the accruals related to restructuring charges are reviewed and compared to their respective cash requirements. As a result of these reviews, the accruals are adjusted for changes in cost and timing assumptions of previously accrued and recorded initiatives. During fiscal 2003, the Company identified $4.7 million of excess accruals associated with headcount reduction plans previously announced and implemented and $1.2 million of excess accruals for other restructuring costs. The final costs associated with these actions were lower than originally estimated and accrued. As a result, the excess accruals for these actions were reversed, with a corresponding reduction to restructuring expense in the Consolidated Statement of Operations for the year ended September 30, 2003.

FISCAL 2002 ACTIVITIES

      The Company recorded a charge to operations of $35.0 million in the year ended September 30, 2002 of which $16.4 million related to acquisitions and aborted acquisitions and $18.6 million to restructuring costs.

Acquisition-Related Costs

      The $16.4 million related to acquisitions and aborted acquisitions is comprised of $5.9 million related to the vesting by the Company's Chief Executive Officer in certain incremental retirement benefits upon the closing of the acquisition of PRI on May 14, 2002, $8.5 million to write off loans to aborted acquisition targets that management had determined are no longer collectible and $2.0 million of other costs.

Restructuring Costs

      In September 2002, the Company implemented a formal plan of restructure in response to the ongoing downturn in the semiconductor industry. To that effect, the Company recorded restructuring charges of $16.1 million in the fourth quarter of the fiscal year. Of this amount, $9.1 million was related to workforce reductions of approximately 430 employees, which was paid in 2003 and $6.7 million was for the consolidation of several of the Company's facilities. These measures were largely intended to further align the Company's capacity and infrastructure to anticipated customer demand, which was adversely affected by the continuing downturn in the semiconductor industry. Workforce-related charges, consisting principally of severance costs, were recorded based on specific identification of employees to be terminated, along with their job classifications or functions and their locations. The charges for the Company's excess facilities were recorded to recognize the lower of the amount of the remaining lease obligations, net of any sublease rentals. These costs were estimated from the time when the space is expected to be vacated and there are no plans to utilize the facility. Costs incurred prior to vacating the facilities were charged to operations.

      As part of the plan to integrate the PRI acquisition, certain sales, technical support and administrative functions were combined and headcount and related costs reduced. Accordingly, during the third quarter of fiscal 2002, the Company recorded $2.8 million of charges comprised of $1.3 million for workforce reduction-related costs, $0.4 million relates to excess facilities and $1.1 million for other restructuring costs. The $0.4 million for the Company's excess facilities was recorded to recognize the amount of the remaining lease obligations, net of any sublease rentals. These costs were estimated from the time these facilities are expected to be vacated and there are no plans to utilize the facility in the future. Costs incurred prior to vacating the facilities are being charged to operations.

      Restructuring costs of $13.5 million for former PRI employees, $11.1 million for facilities and $2.3 million for other costs were accrued for as part of the purchase accounting for the PRI acquisition.

      Periodically, the accruals related to the acquisition-related and restructuring charges are reviewed and compared to their respective cash requirements. As a result of those reviews, the accruals are adjusted for changes in cost and timing assumptions of previously approved and recorded initiatives. During the year ended

                             BROOKS AUTOMATION, INC.

September 30, 2002, the Company identified excess workforce-related accruals of $0.4 million, which were reversed during the year.

      The activity related to the Company's restructuring accruals is below (in thousands):

                                                                   FISCAL 2004 ACTIVITY
                                              NEW INITIATIVES
                               BALANCE                                                                  BALANCE
                            SEPTEMBER 30,            PURCHASE                                         SEPTEMBER 30,
                                2003       EXPENSE  ACCOUNTING   ADJUSTMENTS  REVERSALS  UTILIZATION      2004
Facilities                   $     24,312  $   192   $      --   $     1,216  $      --  $    (7,990) $   17,730
Workforce-related                   4,955    3,922          --            --         --       (6,417)      2,460
Other                                  --       --          --            --         --           --          --
                             $     29,267  $ 4,114   $      --   $     1,216  $      --  $   (14,407) $   20,190

                                                             FISCAL 2003 ACTIVITY
                                             NEW INITIATIVES
                               BALANCE                                                                  BALANCE
                            SEPTEMBER 30,           PURCHASE                                          SEPTEMBER 30,
                                2002       EXPENSE  ACCOUNTING   ADJUSTMENTS  REVERSALS  UTILIZATION    2003
Facilities                  $      18,977  $ 2,754  $       --   $    10,054  $      --  $    (7,473) $      24,312
Workforce-related                  13,480   27,029          --            --     (4,658)     (30,896)         4,955
Other                               1,329       --          --            --     (1,170)        (159)            --
                            $      33,786  $29,783  $       --   $    10,054  $  (5,828) $   (38,528) $      29,267

                                                    FISCAL 2002 ACTIVITY
                                             NEW INITIATIVES
                               BALANCE                                                     BALANCE
                            SEPTEMBER 30,                        PURCHASE                SEPTEMBER 30,
                                2001       EXPENSE  ACCOUNTING   REVERSALS  UTILIZATION      2002
Facilities                  $       3,309  $ 7,096  $   11,055   $      --  $    (2,483) $      18,977
Workforce-related                   1,952   10,451      13,519        (372)     (12,070)        13,480
Other                                  --    1,467       2,292          --       (2,430)         1,329
                            $       5,261  $19,014  $   26,866   $    (372) $   (16,983) $      33,786

16. SEGMENT AND GEOGRAPHIC INFORMATION

      The Company has three reportable segments: equipment automation, factory automation hardware and factory automation software.

      The equipment automation segment provides automated material handling products and components for use within semiconductor process equipment. These systems automate the movement of wafers into and out of semiconductor manufacturing process chambers and provide an integration point between factory automation systems and process tools. These include vacuum and atmospheric systems and robots and related components. Also included is the assembly and manufacturing of customer designed automation systems ("contract automation systems"). The primary customers for these solutions are manufacturers of process tool equipment.

      The factory automation hardware segment provides automated material management products and components for use within the factory. The Company's factory automation hardware products consist of automated storage and retrieval systems and wafer/reticle transport systems based on its proprietary AeroTrak overhead monorail systems and AeroLoader overhead hoist vehicle. They store, transport and manage the movement of work-in-process wafers and lithography reticles throughout the fab. The factory automation

                            BROOKS AUTOMATION, INC.

hardware segment also provides hardware and software solutions, including mini-environments and other automated transfer mechanisms to isolate the semiconductor wafer from the production environment.

      The factory automation software segment provides software products for the semiconductor manufacturing execution system ("MES") market, including consulting and software customization. The Company's software products enable semiconductor manufacturers to increase their return on investment by maximizing production efficiency, and may be sold as part of an integrated solution or on a stand-alone basis.

      The Company evaluates performance and allocates resources based on revenues and operating income (loss). Operating income (loss) for each segment includes selling, general and administrative expenses directly attributable to the segment. Amortization of acquired intangible assets, including impairment of these assets and of goodwill and acquisition-related and restructuring charges are excluded from the segments' operating income (loss). The Company's non-allocable overhead costs, which include corporate general and administrative expenses, are allocated between the segments based upon segment revenues. Segment assets exclude deferred tax assets, acquired intangible assets, goodwill, marketable securities and cash equivalents, and the Company's investment in Shinsung for fiscal 2002.

                            BROOKS AUTOMATION, INC.

Financial information for the Company's business segments is as follows (in thousands):

                                                               FACTORY        FACTORY
                                               EQUIPMENT     AUTOMATION      AUTOMATION
                                              AUTOMATION      HARDWARE        SOFTWARE        TOTAL
Year ended September 30, 2004
          Revenues
                          Product            $    276,248   $     78,502   $      44,972   $  399,722
                          Services                 40,069         20,655          74,607      135,331
                                             $    316,317   $     99,157   $     119,579   $  535,053
          Gross profit                       $    104,314   $     26,159   $      72,320   $  202,793
          Segment operating income (loss)    $     38,967   $     (1,890)  $      12,821   $   49,898
          Depreciation                       $      5,975   $      2,842   $       4,940   $   13,757
          Assets                             $    179,247   $    116,868   $      79,647   $  375,762
Year ended September 30, 2003
          Revenues
                          Product            $    142,026   $     58,325   $      24,730   $  225,081
                          Services                 30,580         24,475          59,956      115,011
                                             $    172,606   $     82,800   $      84,686   $  340,092
          Gross profit                       $     39,047   $     15,440   $      48,311   $  102,798
          Segment operating loss             $    (19,072)  $    (27,417)  $     (17,949)  $  (64,438)
          Depreciation                       $     17,736   $      5,072   $       2,664   $   25,472
          Assets                             $     96,639   $    115,003   $      54,512   $  266,154
Year ended September 30, 2002
          Revenues
                          Product            $    128,719   $     51,388   $      24,843   $  204,950
                          Services                 19,882         16,066          59,640       95,588
                                             $    148,601   $     67,454   $      84,483   $  300,538
          Gross profit                       $     24,072   $     10,602   $      47,804   $   82,478
          Segment operating loss             $    (51,610)  $    (23,770)  $     (16,941)  $  (92,321)
          Depreciation                       $     12,167   $      2,030   $       2,139   $   16,336
          Assets                             $    170,098   $    126,265   $      35,683   $  332,046

                            BROOKS AUTOMATION, INC.

      A reconciliation of the Company's reportable segment operating income
(loss) and segment assets to the corresponding consolidated amounts as of and for the year ended September 30, 2004, 2003 and 2002 is as follows (in thousands):

                                                          AS OF AND FOR THE YEAR ENDED
                                                                  SEPTEMBER 30,
                                                         2004         2003         2002
Segment operating income (loss)                        $  49,898   $  (64,438)  $   (92,321)
Amortization of acquired intangible assets                 3,663        4,654        19,686
Asset impairment charges                                      --       39,951       474,364
Restructuring and acquisition-related charges              5,356       46,257        35,032
              Income (loss) from continuing            $  40,879   $ (155,300)  $  (621,403)
              operations
Segment assets                                         $ 375,762   $  266,154   $   332,046
Assets from discontinued operations                        1,706        7,673        12,917
Goodwill                                                  62,034       62,373        97,318
Intangible assets                                          6,929       10,569         9,759
Investment in Shinsung                                        --           --        13,475
Investments in marketable securities and cash            224,608      146,476       191,982
equivalents
              Total assets                             $ 671,039   $  493,245   $   657,497

Net revenues based upon the source of the order by geographic area are as follows (in thousands):

                                          YEAR ENDED SEPTEMBER 30,
                               2004        2003         2002
North America                $  272,694  $  168,979  $   154,375
Asia/ Pacific                   141,697     105,427       78,019
Europe                          120,662      65,686       68,144
                             $  535,053  $  340,092  $   300,538

Long-lived assets, including property, plant and equipment by geographic area are as follows (in thousands):

                                       SEPTEMBER 30,
                                   2004         2003
North America                    $   55,330   $   61,400
Asia/ Pacific                         1,807        1,586
Europe                                1,370        1,632
                                 $   58,507   $   64,618

17. SIGNIFICANT CUSTOMERS AND RELATED PARTY INFORMATION

      A member of the Board of Directors also served until his death in April 2003 as president, chief executive officer and a director of AvantCom Network, Inc. ("AvantCom"), a California supplier of Internet-based diagnostics software. In March 2001, the Company entered into a non-binding letter of intent with AvantCom relating to a proposed business combination. The letter of intent contemplated the payment by the Company to AvantCom of approximately $14 million in cash and stock and up to 25% of subsequent related billings for the purchase of certain assets related to AvantCom's proprietary e-Diagnostics software product. Upon execution of the letter of intent, the Company advanced AvantCom $2.0 million against the purchase price for

                            BROOKS AUTOMATION, INC.

working capital purposes. During the subsequent negotiation process, the parties were unable to reach a mutually satisfactory purchase agreement and the parties abandoned the transaction. Pursuant to the terms of the letter of intent, AvantCom was obligated to either return the advance or grant the Company a non-exclusive license to its e-Diagnostics software in exchange therefore. AvantCom has elected to grant the Company the license and the Company recorded a charge of $2.0 million in fiscal year 2002 related to the unrecovered advance. The Board member did not participate in any negotiations related to the proposed transaction.

      On June 11, 2001, the Company appointed a new member to its Board of Directors. This individual is also vice chairman and a director of one of the Company's customers. Accordingly, this customer is considered a related party for the period subsequent to June 11, 2001. Revenues from this customer for the years ended September 30, 2004, 2003, and 2002 were approximately $409,000, $250,000 and $616,000, respectively. The amounts due from this customer included in accounts receivable at September 30, 2004 and 2003 were $13,000 and $38,000, respectively.

      The Company had no customer that accounted for more than 10% of revenues in the years ended September 30, 2004, 2003 and 2002. The Company had no customers that accounted for more than 10% of its accounts receivable balance at either September 30, 2004 or 2003.

      Related party transactions and amounts included in accounts receivable are on standard pricing and contractual terms and manner of settlement for products and services of similar types and at comparable volumes.

18. OTHER BALANCE SHEET INFORMATION

      Components of other selected captions in the Consolidated Balance Sheets are as follows (in thousands):

                                                               SEPTEMBER 30,
                                                              2004       2003
Accounts Receivable                                       $  126,119   $  75,581
Less allowance for doubtful accounts                           3,230       6,499
                                                          $  122,889   $  69,082

      The allowance for doubtful accounts was $6,114,000 and $5,977,000 at September 30, 2001 and 2002, respectively. The Company recorded additions to the allowance for doubtful accounts of $225,000, $2,217,000 and $3,214,000 in fiscal 2004, 2003 and 2002, respectively, comprised of $187,000, $533,000 and
$3,129,000 charged to expense in fiscal 2004, 2003 and 2002, respectively, and $38,000, $1,684,000 and $85,000 of foreign exchange differences charged to other accounts in fiscal 2004, 2003 and 2002, respectively. The Company reduced the allowance for doubtful accounts by $3,494,000, $1,695,000 and $3,351,000, in fiscal 2004, 2003 and 2002, respectively, for write-offs and other adjustments.

                                                                 SEPTEMBER 30,
                                                              2004       2003
Inventories
   Raw materials and purchased parts                      $   27,030   $  29,983
   Work-in-process                                            12,227       7,506
   Finished goods                                             32,357      15,184
                                                          $   71,614   $  52,673

                            BROOKS AUTOMATION, INC.

      Reserves for excess and obsolete inventory were $20,806,000, $25,915,000, $15,399,000 and $12,936,000 at September 30, 2001, September 30, 2002, September
30, 2003 and September 30, 2004, respectively. The Company recorded additions to reserves for excess and obsolete inventory of $7,761,000, $8,244,000 and $9,442,000, in fiscal 2004, 2003 and 2002, respectively, comprised of $7,340,000, $7,411,000 and $8,820,000 charged to expense in fiscal 2004, 2003 and 2002, respectively, and $421,000, $833,000 and $622,000 of foreign exchange differences charged to other accounts in fiscal 2004, 2003 and 2002, respectively. The Company reduced the reserves for excess and obsolete inventory by $10,224,000, $18,760,000 and $4,333,000, in fiscal 2004, 2003 and 2002, respectively, for write-offs of inventory.

      The Company provides for the estimated cost of product warranties, primarily from historical information, at the time product revenue is recognized and retrofit accruals at the time retrofit programs are established. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, the Company's warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure, and supplier warranties on parts delivered to the Company. Product warranty and retrofit activity on a gross basis for the years ended September 30, 2004, 2003, and 2002 is as follows (in thousands):

Balance September 30, 2001                                            $    1,839
     Accruals for warranties during the year                                 912
     Liabilities assumed on acquisition                                   19,064
     Settlements made during the year                                     (2,804)
Balance September 30, 2002                                                19,011
     Accruals for warranties during the year                               1,710
     Settlements made during the year                                     (8,912)
Balance September 30, 2003                                                11,809
     Accruals for warranties during the year                               3,980
     Settlements made during the year                                     (3,843)
Balance September 30, 2004                                            $   11,946

19. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

      The Company leases manufacturing and office facilities and certain equipment under operating leases that expire through 2013. Rental expense under operating leases for the years ended September 30, 2004, 2003

                             BROOKS AUTOMATION, INC.

and 2002 was $6.5 million, $9.4 million and $8.2 million, respectively. Future minimum lease commitments on non-cancelable operating leases, lease income and sublease income are as follows (in thousands):

                                                          LEASE AND
                                           OPERATING       SUBLEASE
                                            LEASES          INCOME
Year ended September 30,
      2005                                $    9,185      $   1,524
      2006                                     7,035          1,156
      2007                                     5,786          1,122
      2008                                     5,420          1,144
      2009                                     5,295          1,151
      Thereafter                               8,488          2,303
                                          $   41,209      $   8,400

      These future minimum lease commitments include approximately $26.0 million related to facilities the Company has elected to abandon in connection with its restructuring initiatives.

      At September 30, 2004 and 2003, the Company had outstanding capital lease obligations of $25,000 and $34,000, respectively, included in its debt obligations.

PURCHASE COMMITMENTS

      The Company has non-cancelable contracts and purchase orders for inventory of $34.5 million at September 30, 2004.

CONTINGENCIES

      There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor related industries. Brooks has in the past been, and may in the future be, notified that it may be infringing intellectual property rights possessed by other third parties. Brooks cannot guarantee that infringement claims by third parties or other claims for indemnification by customers or end users of its products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially and adversely affect Brooks' business, financial condition and results of operations. If any such claims are asserted against Brooks' intellectual property rights, the Company may seek to enter into a royalty or licensing arrangement. Brooks cannot guarantee, however, that a license will be available on reasonable terms or at all. Brooks could decide in the alternative to resort to litigation to challenge such claims or to attempt to design around the patented technology. Litigation or an attempted design around could be costly and would divert the Company management's attention and resources. In addition, if Brooks does not prevail in such litigation or succeed in an attempted design around, Brooks could be forced to pay significant damages or amounts in settlement. Even if a design around is effective, the functional value of the product in question could be greatly diminished.

      In connection with the acquisition of the e-Diagnostics product business in June 2001, the Company could have been required to make additional cash payments of up to a maximum of $8.0 million under certain conditions. The Company entered into an agreement with KLA-Tencor, Inc. in August 2004 which allows both companies to jointly own the software in exchange for a release from future payment of any consideration under the original agreement.

                            BROOKS AUTOMATION, INC.

20. DISCONTINUED OPERATIONS

      An effort to sell the Company's Specialty Equipment and Life Sciences division ("SELS"), formerly known as IAS, which provides standard and custom automation technology and products for the semiconductor, photonics, life sciences and certain other industries to a third party in October 2004 did not result in a definitive purchase and sale agreement and, as a result, the Company began to wind down operations in SELS during the second fiscal quarter of 2005. In June 2005, the Company signed definitive purchase and sale agreements to sell substantially all the assets of SELS. Effective June 2005, the Company's consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

      The summary of operating results from discontinued operations is as follows (in thousands):

                                                       YEAR ENDED SEPTEMBER 30,
                                                     2004        2003      2002
Revenues                                           $   4,716  $  3,518  $  3,716
Gross profit                                           1,531       868       566

Loss from discontinued operations, net of tax      $  (9,475) $ (3,098) $ (6,415)

      Due to the losses incurred since acquisition, no tax benefit is reflected for the losses incurred. The Company recorded impairment charges related to SELS of $7.4 million and $4.9 million in 2004 and 2002, respectively.

      Assets and liabilities from discontinued operations are as follows (in thousands):

                                                          SEPTEMBER 30,
                                                         2004     2003
Current assets                                          $ 1,403  $   857
Non-current assets                                          303    6,816
         Assets from discontinued operations            $ 1,706  $ 7,673

Current liabilities from discontinued operations        $   674  $   693

      Current assets include accounts receivable and inventory. Non-current assets include goodwill and property, plant and equipment. Current liabilities include accounts payable and other current liabilities.